March 6, 1996

Mr. William B. Adams
Chairman/C . E. O.
Eco Soil Systems
10890 Thornmint Road, Ste. 200
San Diego, CA 92127

Dear Bill:

Based on our discussions concerning the financing of Eco Soil Systems ("Borrower"), and based on our review of the information provided, Imperial Bank ("Bank") is pleased to provide financing as follows. This commitment is subject to the conditions set forth herein.

1.       LINE OF CREDIT

         1.1 Availability: A $500,000 Revolving Line of Credit expiring on April 30, 1997.

         1.2 Pricing: Interest on the unpaid principal balance of the line shall be payable monthly at the rate of two percent (2.0%) above the Bank's Prime Rate of interest, which is the rate announced by the Bank's Corporate Headquarters as its Prime Rate, and which shall very concurrently with any change in such rate. Interest shall be computed on the basis of actual number of days during which the principal outstanding is divided by 360 which, for the purposes of interest computation, will be considered one year. A facility fee of $5,000, one percent (1.0%), will be charged upon inception.

         1.3 Collateral: First priority security interest in all assets of the Borrower excluding leased assets.

         1.4 Warrants: Concurrently with the execution of the loan documents, Borrower shall execute and issue to Bank a warrant with respect to shares of voting common stock of Borrower with a purchase price representing 12-1/2 % of the total commitment or $62,500 at the current market value of the Borrower as mutually agreed between Bank and Borrower on a fully diluted basis. The warrant shall have a term of 5 years and an initial exercise price per share to be determined. The warrant shall include standard and customary issue representations, warranties and covenants, as well as antidilution provisions, put provisions, registration rights, and such other provisions as Bank shall require, all in form and substance satisfactory to Bank. Bank shall receive on or prior to the closing of the loan, an opinion of Borrowers counsel with respect to the warrant, in form and substance satisfactory to Bank.

         1.5      Annual 30 day clean up period.

2.       CALIFORNIA EXPORT FINANCE (CEFO) LINE

         2.1 Availability: A $500,000 Revolving Line of Credit to finance exports. Availability is based on a CEFO guarantee for 90% expiring on April 30, 1997.

         2.2 Pricing: Interest on the unpaid principal balance of the line shall be payable monthly at the rate of one and one half percent (1.5%) above the Bank's Prime Rate of interest, which is the rate announced by the Bank's Corporate Headquarters as its Prime Rate, and which shall very concurrently with any change in such rate. Interest shall be computed on the basis of actual number of days during which the principal outstanding is divided by 360 which, for the purposes of interest computation, will be considered one year. A facility fee of $5,000, one percent (1.0%), will be charged upon inception.

         2.3 Collateral: First priority security interest in all assets of the Borrower excluding leased assets.

3.       GENERAL CONDITIONS

         The extensions of credit would necessarily be subject to the fulfillment of a number of conditions, including but not limited to the following:

         3.1 The execution and delivery in form and substance acceptable to Bank, agreements, documents, instruments, financing statements, consents, evidences of corporate authority, certificates, insurance certificates, opinions of counsel, and other such writings to confirm and effectuate the lending transaction as may be required by Bank and its counsel.

         3.2 No material adverse change in the business, operations, profits, or prospects of Borrower or in the condition of the assets of the above prior to funding of these financial accommodations.

         3.3 Negotiation and execution of a satisfactory loan agreement which will include, but not be limited to financial covenants mutually acceptable to Borrower and Bank.

         3.4      Borrower to pay a $250.00 documentation fee.

         3.5 All significant deposit accounts of Eco Soil Systems to be domiciled at Imperial Bank.

         3.6 Verification of completion all proposed new sub debt and equity fundings in the minimum amount of $2,960,000.

         3.7      Guarantee of William B. Adams.

REPORTING REQUIREMENTS:

         a. Internally prepared monthly financial statements within 30 days of month end. A/R, A/P and Inventory reports to be provided within 20 days of month end.

         b. Annually audited consolidating financial statements from independent CPA's satisfactory to Bank for Eco Soil Systems to be provided within 90 days of fiscal year end.

         c. Annual financial statement of William B. Adams and Federal Tax Returns.

We hope this commitment is acceptable to you and request that you execute the enclosed copy of this letter and return it to us prior to March 15, 1996 at which time this commitment will expire if unaccepted. Imperial Bank looks forward to a long and mutually rewarding relationship with your company, and we hope to assist you in achieving your goals of growth and profitability. Please do not hesitate to contact us if you have any questions regarding this commitment.

Sincerely,

IMPERIAL BANK


By:/s/ Chris Woolley                            By: /s/Jed Harris
       Chris Woolley                                   Jed Harris
       Senior Vice President                           Regional Vice President



Accepted and agreed:

Eco Soil Systems



By: /s/ William B. Adams
        William B. Adams



Date____________________



IMPERIAL BANK                                                           04/03/96
701 B Street
San Diego, California 92101

Subject:  CREDIT TERMS AND CONDITIONS

Gentlemen:

To induce you ("Bank") to make loans to Eco Soil Systems, Inc. (herein called "Borrower"), and in consideration of any loan or loans you, in your sole discretion, may make to Borrower, Borrower warrants and agrees as follows:

A.       Borrower Represents and Warrants that:

         1. EXISTENCE AND RIGHTS. Borrower is a corporation. Borrower is duly organized and existing and in good standing under the laws of the State of Nebraska, without limit as to the duration of its existence and is authorized and in good standing to do business in the State of California; Borrower has powers and adequate authority, rights and franchises to own its property and to carry on its business as now conducted, and is duly qualified and in good standing in each State in which the character of the properties owned by it therein or the conduct of its business makes such qualification necessary; and Borrower has the power and adequate authority to make and carry out this Agreement. Borrower has no investment in any other business entity.

         2. AGREEMENT AUTHORIZED. The execution, delivery and performance of this Agreement are duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; are not in contravention of or in conflict with any law or regulation or any term or provision of Borrower's articles of incorporation, by-laws, or Articles of Association, as the case may be, and this Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

         3. NO CONFLICT. The execution, delivery and performance of this Agreement are not in contravention of or in conflict with any agreement, indenture or undertaking to which Borrower is a party or by which it or any of its property may be bound or affected, and do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof.

         4. LITIGATION. There is no litigation or other proceeding pending or threatened against or affecting Borrower, and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority. Borrower also agrees to notify you in writing of any future litigation threatened against or affecting borrower.

         5. FINANCIAL CONDITION. The balance sheet of Borrower as of 12-31-95, and the related profit and loss statement for the year ended on that date, a copy of which has heretofore been delivered to you by Borrower, and all other statements and data submitted in writing by Borrower to you in connection with this request for credit are true and correct, and said balance sheet and profit and loss statement truly present the financial condition of Borrower as of the date thereof and the results of operations for the period covered thereby, and has been prepared in accordance with generally accepted accounting principles on a basis consistently maintained. Since such date there have been no material adverse changes in the ordinary course of business. Borrower has no knowledge or any liabilities, contingent or otherwise, at such date not reflected in said balance sheet, and Borrower has not entered into any special commitments or substantial contracts which are not reflected in said balance sheet, other than in the ordinary and normal course of its business, which may have a materially adverse effect upon its financial condition, operations or business as not conducted.

         6. TITLE TO ASSETS. Borrower has good title to its assets, and the same are not subject to any liens or encumbrances other than those permitted by Section C.3 hereof.

         7. TAX STATUS. Borrower has no liability for any delinquent state, local or federal taxes, and, if Borrower has contracted with any government agency, Borrower has no liability for renegotiation of profits.

         8. TRADEMARKS, PATENTS. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights, and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

         9. REGULATION U. The proceeds of the notes have not been used to purchase or carry margin stock (as defined within Regulation U of the Board of Governors of the Federal Reserve system).

B. Borrower agrees that so long as it is indebted to you, under borrowings, or other indebtedness, it will, unless you shall otherwise consent in writing:

         1. RIGHTS AND FACILITIES. Maintain and preserve all rights, franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption and, if a corporation or partnership, maintain and preserve its existence.

         2. INSURANCE. Maintain public liability, property damage and workers' compensation insurance and insurance on all its insurable property against fire and other hazards with responsible insurance carriers to the extent usually maintained by similar businesses and/or in the exercise of good business judgment.

         3. TAXES AND OTHER LIABILITIES. Pay and discharge, before the same become delinquent and before penalties accrue thereon, all taxes, assessments and governmental charges upon or against it or any of its properties, and all its other liabilities at any time existing, except to the extent and so long as:

                  (a) The same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse effect upon its financial condition or the loss of any right of redemption from any sale thereunder; and

                  (b) It shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting practice) deemed by it adequate with respect thereto.

         4. NET WORTH AND WORKING CAPITAL. Maintain a minimum tangible net worth (meaning the excess of all assets, excluding any value for goodwill, trademarks, patents, copyrights, proprietary rights, leaseholds, organization expense and other similar intangible items, over its liabilities) plus subordinated debt of not less than $1,500,000; maintain net current assets (i.e.;working capital) of not less than $500,000 and; maintain a ratio of current assets to current liabilities not less than 1.3 to 1.0; maintain a ratio of debt to tangible net worth and sub debt not to exceed 2.0 to 1.00; all as computed and determined in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower.

         5. RECORDS AND REPORTS. Maintain a standard and modern system of accounting in accordance with generally accepted accounting principles on a basis consistently maintained; permit your representatives to have access to, and to examine its properties, books and records at all reasonable times during normal business hours; and furnish you:

                  (a) As soon as available, and in any event within 30 after the close of each month of each fiscal year of Borrower, commencing with the month next ending, a consolidating balance sheet, profit and loss statement and reconciliation of Borrower's capital accounts as of the close of such period and covering operations for the portion of Borrower's fiscal year ending on the last day of such period, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles on a basis consistently maintained by Borrower and certified by an appropriate officer of Borrower, subject, however, to year-end audit adjustments;

                  (b) As soon as available, and in any event within 120 days after the close of each fiscal year of Borrower, a report of audit of Company as of the close of and for such fiscal year, all in reasonable detail and stating in comparative form the figures as of the close of and for the previous fiscal year, with the unqualified opinion of accountants satisfactory to you;

                  (c) Within one hundred twenty (120) days after the end of each fiscal year of Borrower, a certificate of chief financial officer of Borrower, stating that Borrower has performed and observed each and every covenant contained in this Letter to be performed by it and that no event has occurred and no condition then exists which constitutes an event of default hereunder or would constitute such an event of default upon the lapse of time or upon the giving of notice and the lapse of time specified herein; or, if any such event has occurred or any such condition exists, specifying the nature thereof;

                  (d) Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent accountants in connection with each annual or interim audit of the accounts of Borrower made by such accountants;

                  (e) Promptly after the same are available, copies of all such proxy statements, financial statements and reports as Borrower shall send to its stockholders, if any, and copies of all reports which Borrower may file with the Securities and Exchange Commission or any governmental authority at any time substituted therefor;

                  (f) Accounts Receivable and Accounts Payable Agings within 20 days of month end;

                  (g) Such other information relating to the affairs of Borrower as you reasonably may request from time to time;

                  (h) Guarantor Financial Statement and Tax Return annually; and

                  (i) Quarterly verification of guarantor's liquid assets.

         6. NOTICE OF DEFAULT. Promptly notify the Bank in writing of the occurrence of any event of default hereunder upon the notice and lapse of time.

C. Borrower agrees that so long as it is indebted to you, it will not, without your written consent:

         1. TYPE OF BUSINESS. Management; make any substantial change in the character of its business; or make any change in its executive management.

         2. OUTSIDE INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness for borrowed moneys other than loans from you and additional subordinated debt except obligations now existing as shown in the financial statement dated 12-31-95, excluding those being refinanced by your bank; or sell or transfer, either with or without recourse, any accounts or notes receivable or any moneys due to become due.

         3. LIENS AND ENCUMBRANCES. Create, incur, or assume any mortgage, pledge, encumbrance, lien or charge of any kind (including the charge upon property at any time purchased or acquired under conditional sale or other title retention agreement) upon any asset now owned or hereafter acquired by it, other than liens for taxes not delinquent and liens in your favor.

         4. LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make any loans or advances to any person or other entity other than in the ordinary course and normal course of its business as now conducted or make any investment in the securities of any person or other entity other than the United States Government; or guarantee or otherwise become liable upon the obligation of any person or other entity, except by endorsement of negotiable instruments for deposit or collection in the ordinary and normal course of its business.

         5. ACQUISITION OR SALE OF BUSINESS; MERGER OR CONSOLIDATION. Purchase or otherwise acquire the assets or business of any person or other entity; or liquidate, dissolve, merge or consolidate, or commence any proceedings therefor; or sell any assets except in the ordinary and normal course of its business as now conducted; or sell, lease, assign, or transfer any substantial pan of its business or fixed assets, or any property or other assets necessary for the continuance of its business as now conducted, including without limitation the selling of any property or other asset accompanied by the leasing back of the same. The acquisition of Turf Products Ltd. is permitted.

         6. DIVIDENDS, STOCK PAYMENTS. If a corporation, declare or pay any dividend (other than dividends payable in common stock of Borrower) or make any other distribution on any of its capital stock now outstanding or hereafter issued or purchase, redeem or retire any of such stock.

         7. CAPITAL EXPENDITURES. Make or incur obligations for capital expenditures in excess of $500,000 in the period from the date hereof to 4-30-97 in the period from the date in any one fiscal year thereafter.

         8. LEASE LIABILITY. Make or incur liability for payments of rent under leases of real property in excess of $200,000 and personal property in excess of $500,000 in any one fiscal year.

D. The occurrence of any of the following events of default shall, at your option, terminate your commitment to lend and make all sums of principal and interest then remaining unpaid on all Borrower's indebtedness to you immediately due and payable, all without demand, presentment or notice, all of which are hereby expressly waived:

         1. FAILURE TO PAY NOTE. Failure to pay any installment of principal of or interest on any indebtedness of Borrower to you.

         2. BREACH OF COVENANT. Failure of Borrower to perform any other term or condition of this Letter of Inducement binding upon Borrower.

         3. BREACH OF WARRANTY. Any of Borrower's representations or warranties made herein or any statement or certificate at any time given in writing pursuant hereto or in connection herewith shall be false or misleading in any material respect.

         4. INSOLVENCY; RECEIVER OR TRUSTEE. Borrower shall become insolvent; or admit its inability to pay its debts as they mature; or make an assignment for the benefit of creditors; or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business.

         5. JUDGMENTS, ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its assets and shall remain unvacated, unbonded or unstayed for a period of 10 days or in any event later than five days prior to the date of any proposed sale thereunder.

         6. BANKRUPTCY. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against Borrower and, if instituted against it, shall be consented to.

E. Miscellaneous Provisions.

         1. 30 DAY OUT OF DEBT PERIOD. The Borrower must payoff the Revolving Line and maintain a minimum 30 consecutive days out of debt in each 12 month period.

         2. CEFO FACILITY. The CEFO facility is available only on CEFO approved guaranteed transactions. Borrower shall pay all CEFO fees and expenses.

         3. GUARANTEE. Both credit facilities are to be guaranteed by William Adams.

         4. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of Imperial Bank or any holder of Notes issued hereunder, in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this agreement or any note issued in connection with a loan that Imperial Bank may make hereunder, are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         5. LOAN FEE. The fees payable upon execution of this agreement are $5,000 on the Revolving Line and $5,000 on the CEFO facility.

                                    ECO SOIL SYSTEMS, INC.


                                    By: William B. Adams

                                    Date: April 9, 1996